UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)
December 8, 2005
____________________________

HYDROGEN CORPORATION
(Exact name of registrant as specified in charter)
Nevada
(State or other Jurisdiction of Incorporation or Organization)

(Commission File Number)		(IRS Employer Identification No.)
0-32065	2 Juniper Street Versailles, PA 15132 (Address of Principal Executive Offices and zip code)	86-0965692

(412) 405-1000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of directors or Principal Officers: Election of directors; appointment of Principal Officers.

On December 8, 2005, the Board of Directors held a meeting at which it filled the three existing vacancies on the Board of Directors by appointing Messrs. John J. Freeh, Howard-Yana Shapiro and Brian D. Bailys as directors of the company, commencing the date of appointment until their subsequent resignation or the election and qualification of their successors. Each of these individuals is considered an independent director. Messrs Freeh and Bailys are financially literate and Mr. Bailys is considered a financial expert by the company.

Each of the non-employee directors of the company will be paid an annual fee of $10,000 and paid $1,000 per face-to-face meeting or $500 per telephonic meeting attended. Non-employee directors will also be paid $500 for each committee meeting attended, either in person or telephonically. The chairman of the audit committee will receive an additional $500 per year for acting in that capacity. Non-employee directors also will be granted options to purchase 7,500 shares of common stock on their initial appointment or election to the Board of Directors and each year thereafter the will be granted options to purchase 4,000 shares of common stock so long as they continue as directors of the company. Any options will vest immediately on grant and be exercisable for a period of up to five years. Alternatively, the company may issue restricted securities or deferred securities under the stock option plan with a restricted period or deferred period to be determined, but one that may be very short.

The Board of Directors has agreed that if any of the compensation paid to a non-employee director is donated to charity, that the company would match the cash portion donated, by a donation to the same or another charity selected by the director who makes the donation of his compensation.

The Board of Directors established a Compensation Committee formed of three Board members, who are delegated the duties of setting officer and director compensation, setting Company compensation policy and guidelines, and approving management recommended grants of options in accordance with the Company’s Performance Equity Plan. The Board of Directors named John Freeh as chairman of the Compensation Committee, and Howard Shapiro and Brian Bailys as members of the Compensation Committee.

Mr. John J. Freeh has been the president of LM Systems Management and an officer of Lockheed Martin since July, 2001. Mr. Freeh is responsible for Lockheed Martin’s Defense, Energy and National Security Services businesses. From January, 1993 to 2001, Mr. Freeh was the president and general manager of KAPL, Inc. KAPL, Inc designed, developed and tested naval nuclear reactors and propulsion systems and operated land passed nuclear power prototypes to test reactor and propulsion system designs. From 1974 to 1993, Mr. Freeh held other positions with KAPL, Inc., including Manager - Computer Information Systems, Manager - Special Projects, Manager - Prototype Programs and Design and Manager - Prototype Engineering.

Mr. Brian D. Bailys has been the principal of The Bailys Group, a consulting and strategic and financial planning company that he formed in January, 1993. Mr. Bailys is also a certified public accountant. The consulting firm has been involved in strategic planning with numerous early stage companies and their funding requirements and works with high net worth individuals in many different capacities. From June, 1981 to 1993, Mr. Bailys was with Plant & Moran, an accounting and consulting firm where he acted as a tax accountant, personal financial planner and business planner. Mr. Bailys is a director of Life Settlement Insights, a life settlement company, and Life-X, an on-line exchange for the sale of life insurance policies.

Dr. Howard-Yana Shapiro was appointed Director of External Research of Mars, Incorporated in 2005, and has served as its Director of Plant Science since 2000. Mars, Incorporated operates in over 65 countries, with business units in snack food, pet care, main meal food, drinks, and electronics. Within Mars, Dr. Shapiro is responsible for plant genetics, integrated pest management/biological control of diseases, water conservation and the sustainability/production models for agroecological, agroforestry and agroeconmics of cacao. Aditionally, he is the Director of the Multi-Diciplinary Research Unit, a collaboration between Mars, Incorporated, and the University of California, Davis. In 1991, Dr. Shapiro joined Seeds of Change, a leading supplier of organic seeds, garden products, and speciality foods, as its Vice-President for Agriculture, and later served as its Vice-President of Commercial before leading the company’s acquisition by Mars, Incorporated in 1997. Dr. Shapiro has twice been named a Fulbright Scholar, twice a Ford Foundation Fellow, and was winner of the National Endowment for the Humanities Award.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired. None.

(b)	Pro forma financial information. None

(c)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroGen Corporation (Registrant)

Date: December 12, 2005	By:	/S/ Joshua Tosteson
Joshua Tosteson, President